May 25, 2005	FOR IMMEDIATE RELEASE

Contact:

Salomón Levis	Ricardo Meléndez
Chairman and Chief	Executive Vice President
Executive Officer	and Chief Financial Officer
Tel: (787) 474-1111	Tel: (787) 474-1111

DORAL FINANCIAL ANNOUNCES NOTICE OF INTENTION TO DELIST PREFERRED STOCK LISTED ON NASDAQ

     San Juan, Puerto Rico, May 25, 2005 — Doral Financial Corporation (NYSE: DRL) today announced that on May 19, 2005 it received a notification from The Nasdaq Stock Market Listing Qualifications Department stating that the Company was not in compliance with the reporting requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) and that as a result the Company’s 7% Noncumulative Monthly Income Preferred Stock, Series A, 8.35% Noncumulative Monthly Income Preferred Stock, Series B and 7.25% Noncumulative Monthly Income Preferred Stock, Series C (collectively, the “Preferred Stock”) are subject to delisting from The Nasdaq Stock Market (the “Nasdaq”) as of May 31, 2005 unless the Company requests a hearing in accordance with the Nasdaq’s Marketplace Rule 4800 Series. As previously disclosed, the Company failed to timely file its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005. As a result of the Company’s failure to file this report, effective May 23, 2005, Nasdaq changed the trading symbol for the Preferred Stock from “DORLP,” “DORLO” and “DORLN” to “DRLPE,” “DRLOE” and “DRLNE,” respectively.

     The Company has requested a hearing before a Nasdaq Listing Qualification Panel pursuant to the procedures set forth in Nasdaq Marketplace Rule 4800 Series. The Preferred Stock will remain listed pending the hearing and the determination of the Nasdaq Listing Qualifications Panel. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing.

     The Company is working diligently to complete the previously announced restatement of its financial statements for one or more of the periods ending on or prior to December 31, 2004 and to become current in its filings with the Securities and Exchange Commission.

     The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.

FORWARD LOOKING STATEMENTS

     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.